EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated October 2, 2015 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 30, 2015

and as supplemented April 1, 2015 and April 15, 2015

Effective October 2, 2015, all references to Susan Regan where they appear in the Prospectus are deleted.

The following replaces the “Portfolio Managers” section for Waddell & Reed Advisors Bond Fund on page 6:

Portfolio Manager

Rick Perry, Senior Vice President of WRIMCO, has managed the Fund since October 2015.

The following replaces the “Portfolio Managers” section for Waddell & Reed Advisors Government Securities Fund on page 16:

Portfolio Manager

Rick Perry, Senior Vice President of WRIMCO, has managed the Fund since October 2015.

The following replaces the “The Management of the Funds — Portfolio Management — Waddell & Reed Advisors Bond Fund and Waddell & Reed Advisors Government Securities Fund” section on page 51:

Waddell & Reed Advisors Bond Fund and Waddell & Reed Advisors Government Securities Fund:

Rick Perry is primarily responsible for the day-to-day management of Waddell & Reed Advisors Bond Fund and Waddell & Reed Advisors Government Securities Fund. Mr. Perry has held his responsibilities for both Funds since October 2015. He is Senior Vice President of WRIMCO, Vice President of the Trust, and Vice President of and portfolio manager for another investment company for which WRIMCO serves as investment manager. Mr. Perry joined WRIMCO in October 2015 as a portfolio manager. Prior to joining WRIMCO, he had served as head of investment grade credit for Aegon USA Investment Management since 2006 and had previously served as a portfolio manager with Aegon since 2001. Mr. Perry graduated from Central College in 1989 with a BA in Accounting and in Business Management and earned an MBA with a concentration in Investments from the University of Iowa in 1992. Mr. Perry is a Chartered Financial Analyst and a Certified Public Accountant.